UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2012

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2012, American International Group, Inc. (“AIG”) entered into the First Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and each Several L/C Agent party thereto, which amends and restates AIG’s Four-Year Credit Agreement (the “Original Credit Agreement”), dated as of October 12, 2011, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.

The Amended Credit Agreement provides for a four-year total commitment of $4.0 billion (increased from $3.0 billion in the Original Credit Agreement), consisting of a $2.0 billion revolving loan tranche (the “RC Tranche”) and a $2.0 billion revolving loan tranche that can also be utilized for letters of credit (the “LC Tranche”). Under circumstances described in the Amended Credit Agreement, either tranche may be increased by up to $500 million, for a total commitment under the Amended Credit Agreement of $4.5 billion. The amendments effected by the Amended Credit Agreement include (i) an increase in each of the RC Tranche and the LC Tranche from $1.5 billion to $2.0 billion; (ii) a change in the applicable rate from a percentage per annum equal to AIG’s four-year credit default swap mid-rate spread to 1.25% per annum for Eurodollar loans and 0.25% per annum for ABR loans; (iii) a reduction in the commitment fee from 0.15% to 0.125% per annum; and (iv) a reduction in the letter of credit fee from 1.25% per annum to 1.125% per annum. Under the Amended Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit rating of AIG’s senior unsecured long-term debt. The revolving loans bear interest at a Eurodollar rate plus an applicable rate or an ABR rate plus an applicable rate. The Eurodollar rate is equal to LIBOR and is subject to adjustment for reserve requirements. The ABR rate is equal to the highest of (i) the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate; (ii) the federal funds rate plus 0.50%; and (iii) the one month Eurodollar rate plus 1.00%.

The Amended Credit Agreement requires AIG to maintain a specified minimum consolidated net worth and subjects AIG to a limit on total consolidated debt to total consolidated capitalization, subject to certain limitations and exceptions. In addition, the Amended Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens, transactions with affiliates, and certain fundamental changes. Amounts due under the Amended Credit Agreement may be accelerated upon an “event of default,” as defined in the Amended Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy, subject in some cases to cure periods.

AIG expects that it may draw on the Amended Credit Agreement from time to time, and may use the proceeds for general corporate purposes. Letters of credit issued under the Amended Credit Facility will be used to support reinsurance operations of AIG’s insurance subsidiaries and for general corporate purposes. As of October 5, 2012, there are approximately $1.0 billion of letters of credit outstanding under the Amended Credit Agreement, so that a total of approximately $3.0 billion remains available under the Amended Credit Agreement, of which approximately $1.0 billion is available for letters of credit.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On October 5, 2012, in connection with entering into the Amended Credit Agreement, AIG terminated its $1.5 billion 364-Day Credit Agreement (the “364-Day Credit Agreement”), dated as of October 12, 2011, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan, as Administrative Agent. No borrowings were outstanding at the termination of the 364-Day Credit Agreement.

Section 2 — Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amended and Restated Credit Agreement, dated as of October 5, 2012, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Several L/C Agent party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.
(Registrant)

Date: October 5, 2012	By:	/s/ James J. Killerlane III
		Name:	James J. Killerlane III
		Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amended and Restated Credit Agreement, dated as of October 5, 2012, among American International Group, Inc., the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Several L/C Agent party thereto.